HARBIN CHANGFANGYUAN HI-TECH ENVIRONMENTAL-FRIENDLY INDUSTRY CO., LTD

Senior

Management

Code of Ethics

Number: 2006-05

Date:    05/11/2006

Senior Management Code of Ethics

Party A (The company)

Name: HARBIN CHANGFANGYUAN HI-TECH ENVIRONMENTAL-FRIENDLY INDUSTRY CO., LTD

Address: 27 F, No.172 Zhongshan Road, Harbin, P.R. China

Representative: Yong Zhen HE

License Code: N00717882

Tel: 0086 451 82811667

Party B (Senior Manager)

Name: ZHONG HAO  SU

Post:   CEO

Address: No.145 Haping Road, Dongli District, Harbin, P.R. China

ID No.: 230 81119660228143X

In order to enhance the management of company, and increase the efficiency of management, the company issues this senior management code.

1.

Protect the company’s assets, do not engage or involve in the matters which will affect company’s development. If discover some circumstance, party B should inform in time.

2.

Abide the company regulations.

3.

When make mistake, party B should take its responsibility and correct it.

4.

Work more initiative, and cooperate with your colleagues. Under the emergency circumstance, do not default your responsibility.

5.

If had any fraud behavior and make losses to the company, Party A has the right to terminated the employment agreement without any condition. And according to the loss, party A has the right to pursuit it.

6.

Protect the safety of company’s assets. Without general manager authorization, Party B does not donate, transfer, rent or mortgage the company’s assets to other organization or individual.

7.

During the working period, all the documents (including commercial and technology information /profiles), electronic documents, invention and research results, etc, the company owns all the intellectual property. Without general manager authorization, the documents can not be taken out of the company.

8.

During the working period in the company, Party B should obey the regulations in <Confidential Agreement>.

9.

Forbid establish the business relationship with relatives, friends’ company.

10.

 Except the daily job, Party B can not engage in following activities without the company authorization or approve.

1)

In the name of company to negotiate, sign agreement, etc.

2)

In the name of the company to provide guarantee, or prove.

3)

In the name of the company, announce the opinion or news to media

4)

Representative the company to present public activities.

11.

Provide the training and management to underling.

12.

 Job responsibilities :

1)

Take responsibilities to the efficiency of annual production plan

2)

Take responsibilities to organize different departments or subsidiary company

3)

Take responsibilities to provide the real and efficient industry information

4)

Take responsibilities to the safety of company’s seal

5)

Take responsibilities to efficiency and management of the company’s capacity

6)

Take responsibilities of communication between internal and external, manager and other coworkers

7)

Take responsibilities to the useful of documents between different levels in the company.

8)

Take responsibilities to the optimum purchase policy

Rights of the job

1)

Has a right to suggest and check the development plan of the company

2)

Has a right to harmonize, supervise different departments and subsidiary company under the general manager’s authorization.

3)

Has a right to use the company seals in line with the regulation.

4)

Has an independent purchase right under its duties.

Party A: HARBIN CHANGFANGYUAN HI-TECH ENVIRONMENTAL-FRIENDLY INDUSTRY CO., LTD

(Seal)

Representative:

Party B: